SENTRY PETROLEUM APPOINTS LEADING EXPLORATION PROFESSIONALS

Denver, Colorado - (FSC - March 2, 2009) -- Oil and gas exploration company Sentry Petroleum Ltd. (OTCBB:SPLM) is pleased to announce the appointment of Dr. Mike Middleton as Exploration Manager and Mr. Sandy Belford as Chief Geophysicist, effective immediately.

President and CEO Dr. Raj Rajeswaran commented, "Dr. Middleton and Mr. Belford have joined the Company to lend their invaluable expertise in continuing the detailed seismic analysis initiated by MBA Petroleum Consultants last fall. To date we have made several important advances on ATP 865 that have significantly increased our confidence in the discovery potential for the permit. We believe that with their exceptional expertise in the region Mike and Sandy are the best people to bring these projects to drillable targets. We are delighted to welcome them to our management team.”

Dr. Middleton has 35 years experience in the petroleum industry with such companies as Amoco and ECL (Exploration Consultants Limited), and such organizations as Chalmers University (Nordic Energy Ministry-Scandinavia), and Curtin University of Technology (Australia), both leading oil and gas universities in the world.

Mr. Belford has extensive exploration background accumulating over 20 years of work with such firms as Mobil, Woodside Energy, and Hardman Resources. His primary expertise is 2D and 3D seismic interpretation including exploration prospect generation and evaluation. He has been instrumental in total discoveries of approximately 200 million barrels of oil equivalent from exploration projects throughout the Australasian region.

Dr. Middleton commented “The opportunity to work with such a dynamic and high calibre management team was something that immediately attracted me to Sentry. The Company has amassed a leading land bank in the commercially proven Adavale basin. They have defined a number of prospects and several of these hold great potential for the commercial discovery of oil and gas. My initial work on the permits has crystallized my beliefs and I am delighted to have this position and the opportunity to create significant shareholder value.”

Mr. Belford commented “I am excited by the potential of the acreage portfolio, and look forward to working with Dr. Middleton and the management team to bring this potential to its full fruition.”

CFO Arne Raabe commented on the appointments, “We are seeing strong merger and acquisition activity in the Queensland basins with recent deals valued in the AU$ billion range. Being able to attract two gentlemen with Dr. Middleton and Mr. Belford’s expertise, background, and relationships enhances the opportunities available to us. We are very excited about making this announcement on the first day of our fiscal year and feel confident that we will continue to grow our business throughout the next 12 months.”

In other company news Mr. Alan Hart has assumed the position of VP of Exploration and Mr. Arne Raabe has assumed the position of Chief Financial Officer. The board of directors wishes to thank Mr. Maheswaran for his counsel during his time on the board of directors and as the CFO of the company. Mr. Maheswaran tendered his resignation as CFO and director of Sentry Petroleum on February 26, 2009 for personal reasons.

About Sentry Petroleum

Sentry Petroleum is a junior oil and gas exploration company focused in Asia. The company’s mission is to secure large land positions with drill ready prospects in the regions of the world with the most promise for large scale discovery. The Company will continue to leverage its strengths with a vision to become a premier independent oil and gas company.

Contact:

Investor Relations 866.680.7649

info@sentrypetroleum.com
www.sentrypetroleum.com

Philippe Niemetz, PAN Consultants Ltd.

14 Wall Street,

20th Floor

New York, NY 10005

212.344.6464 or 800.477.7570

p.niemetz@panconsultants.com

Forward-Looking Statements:

This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at www.sec.gov and www.sedar.com for further information.